Exhibit 2.1
Execution Version
SHARE PURCHASE AGREEMENT
          This Share Purchase Agreement (this “Agreement”), dated May 15, 2008 is made and entered into by and among Trico Marine Services, Inc., a Delaware corporation (“Trico”), Trico Shipping AS, a Norwegian limited liability company (“Buyer”), and West Supply IV AS, a Norwegian limited company (“Shareholder”).
W I T N E S S E T H :
          WHEREAS, Shareholder owns 15,045,000 shares of common stock (the “Company Shares”) of DeepOcean ASA, a Norwegian public limited company (the “Company”);
          WHEREAS, Buyer desires to purchase from Shareholder, and Shareholder desires to sell to Buyer, all of the Company Shares upon the terms and subject to the conditions set forth in this Agreement;
          WHEREAS, Buyer and Shareholder desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby; and
          WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings set forth in Article VI;
          NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, agreements, terms and conditions contained herein, the parties to this Agreement agree as follows:
ARTICLE I.
PURCHASE AND RELATED TRANSACTIONS
          1.1. Purchase and Sale of Company Shares.
          (a) Basic Transaction. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Shareholder, and Shareholder agrees to sell to Buyer, the Company Shares for the Purchase Price specified in this Section 1.1.
          (b) Purchase Price. Subject to the adjustments set forth in this Article I, Section 3.8 and the other terms and conditions of this Agreement, the purchase price to be paid by Buyer to Shareholder for the Company Shares shall be an aggregate of Four Hundred Eighty One Million Four Hundred Forty Thousand Norwegian Kroner (NOK 481,440,000), payable at the Closing by delivery of (i) Two Hundred Forty Million Seven Hundred Twenty Thousand One Hundred Four and 59/100 Norwegian Kroner (NOK 240,720,104.59) in cash (the “Cash Consideration”), and (ii) One Million Three Hundred Fifty-Two Thousand Five Hundred Fifty-

Eight (1,352,558) Phantom Stock Units (the “Equity Consideration”, and collectively with the Cash Consideration, the “Purchase Price”). The Phantom Stock Units shall be exercisable for Trico Common Shares, subject to the terms and conditions of a Phantom Stock Units Agreement, in the form of Exhibit A to this Agreement.
          1.2. Payment of Purchase Price at Closing.
          (a) Cash Consideration. The aggregate Cash Consideration payable at Closing shall be paid by wire transfer or delivery of other immediately available funds to Shareholder, pursuant to the terms and conditions of this Agreement.
          (b) Equity Consideration. At Closing, Trico will deliver the Equity Consideration to Shareholder by delivery of the Phantom Stock Units Agreement to Shareholder.
          1.3. Closing; Cooperation.
          (a) Closing Date. The closing of the purchase and sale of the Company Shares (the “Closing”) shall take place three (3) Business Days after the successful registration of the Initial Shares with the Norwegian Register of Business Enterprises or if later, the Business Day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Section 1.4, or such other date as is mutually agreed to by the parties (the “Closing Date”), subject to Buyer’s right to terminate the Agreement pursuant to Section 1.6. The Closing shall be held at the offices of Bugge, Arentz-Hansen & Rasmussen at Stranden 1 A (6. floor), N-0250 Oslo, Norway, or such other place as agreed to in writing by the parties. If so requested in writing by Buyer no later than three (3) business days prior to Closing, the Shareholder shall assign the Company Shares to a client VPS account of a reputable investment bank, to be agreed between the Buyer and Shareholder, in order to facilitate the Closing.
          (b) Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
          (c) Closing Deliveries. At Closing, the Shareholder shall deliver to Buyer duly executed and irrevocable VPS transfer instruction(s), in a form reasonably satisfactory to Buyer, assigning all the Company Shares to the Buyer free and clear of any Encumbrances and a transcript from the Company’s VPS account manager’s screen evidencing that the Company Shares purchased by Buyer hereunder have been transferred out of the VPS account(s) of the Shareholder and to the VPS account of Buyer free and clear of all Encumbrances.
          1.4. Conditions to the Closing.
          (a) Conditions to Shareholder’s Obligations to Close. The obligations of Shareholder to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to Closing of the following conditions or a waiver in writing by the Shareholder of the following conditions:

          (i) Buyer shall have paid the Cash Consideration and issued the Equity Consideration in the amounts and in the manner required by this Agreement; and
          (ii) Buyer shall have executed and delivered the Phantom Stock Units Agreement and the Registration Rights Agreement.
          (b) Conditions to Buyer’s Obligations to Close. The obligations of Buyer to effect any or all of the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions or a waiver in writing by the Buyer of the following conditions:
          (i) The representations and warranties of Shareholder set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date;
          (ii) Shareholder shall have surrendered to Buyer the Company Shares without any Encumbrances, by delivery of duly executed and irrevocable VPS transfer instructions(s), in a form reasonably satisfactory to Buyer, assigning all the Company Shares to Buyer and deliver to the Buyer a transcript from the Company’s VPS account manager’s screen evidencing that the Company Shares have been transferred out of the VPS account(s) of the Shareholder and to the VPS account of Buyer free and clear of all Encumbrances;
          (iii) Prior to the successful registration of the Initial Shares with the Norwegian Register of Business Enterprises, none of the following shall have occurred: (i) trading in securities generally on the NASDAQ Global Select Market shall have been suspended or materially limited or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or such market by the United States Securities and Exchange Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a banking moratorium shall have been declared by federal or New York state authorities, (iii) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States or (iv) there shall have occurred such a material adverse change in general economic, political or financial conditions, including, without limitation, as a result of terrorist activities after the date hereof (or the effect of international conditions on the financial markets in the United States shall be such), as to make it impracticable or inadvisable to proceed with Buyer’s purchase of the Company Shares on the terms and in the manner contemplated by this Agreement;
          (iv) Prior to the successful registration of the Initial Shares with the Norwegian Register of Business Enterprises, there shall not have occurred any downgrading, or any public notice having been given of (A) any intended downgrading or (B) any review or possible change that does not indicate an improvement in the rating accorded any securities of or guaranteed by Trico by any “nationally recognized statistical rating organization”, as such term is defined for purposes of Rule 436(g)(2) under the U.S. Securities Act of 1933, as amended

          (v) Buyer shall own or have the contractual right to acquire at least 50.1% of the Company’s Fully Diluted Common Stock and the Initial Shares shall have been approved by the Company’s Board of Directors, issued by the Company and successfully registered in the Norwegian Register of Business Enterprises;
          (vi) Shareholder shall have executed and delivered the Phantom Stock Units Agreement and the Registration Rights Agreement; and
          (vii) No governmental agency or other Person shall have commenced or threatened the commencement of an action or proceeding seeking to prohibit the consummation of any of the transactions contemplated by this Agreement or adversely affecting the right of Buyer to own the Company Shares.
          1.5. Superior Price.
          (a) Calculation of Difference. If, prior to expiration of the acceptance period of the Mandatory Offer, Buyer shall purchase any shares of the Company’s common stock, in either case for a purchase price greater than NOK 32 per share and, as a result of such purchase, must increase the offer price of the Mandatory Offer pursuant to Section 6-10 (5) of the Norwegian Securities Trading Act of 29 June 2007 no 25 (the “Superior Per Share Price”), then Buyer shall pay the Shareholder an additional amount equal to the positive difference between (i) the Superior Price Per Share Price multiplied by the number of Company Shares owned by Shareholder on the date of this Agreement less (ii) the Purchase Price (the “Difference”).
          (b) Payment Date. Any Difference shall be paid by Buyer three (3) Business Days after the completion and settlement of the Mandatory Offer.
          (c) Form of Consideration. Buyer shall pay to the Shareholder any Difference in cash (by wire transfer or delivery of other immediately available funds denominated in NOK to Shareholder).
          1.6. Termination. If before the Closing Date, Buyer becomes aware that Shareholder’s representations and warranties were, at the date of this Agreement, or has, since the date of this Agreement, become untrue, or that Shareholder is in breach of any term of this Agreement, or if any of the conditions to Buyer’s closing set forth in Section 1.4(b) have not been satisfied, fulfilled or waived by Buyer on or prior to May 30, 2008, then Buyer shall be entitled to terminate this Agreement at any time prior to the Closing Date without liability to Shareholder, Trico or Buyer.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES
          2.1. Representations and Warranties by Buyer. Buyer represents and warrants to Shareholder that the statements contained in this Section 2.1 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.1):
          (a) Organization and Related Matters. Each of Buyer and Trico is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of Buyer and Trico has all necessary power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.
          (b) Authorization. The execution, delivery and performance of this Agreement by Buyer and Trico and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action, corporate or otherwise, on the part of Buyer and Trico, as the case may be. This Agreement constitutes the legal, valid and binding obligation of Buyer and Trico, enforceable against each of them in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally.
          (c) No Conflicts. The execution, delivery and performance of this Agreement by Buyer and Trico will not conflict with or violate the provisions of, or constitute a breach or default, whether upon lapse of time and/or the occurrence of any act or event or otherwise, under (i) the articles of incorporation, bylaws or other organizational documents of Buyer or Trico, (ii) any Law to which Buyer or Trico is subject or (iii) any material contract to which Buyer or Trico is a party.
          (d) Legal Proceedings. There is no Order or Action pending or, to the Knowledge of Buyer, threatened against Buyer or Trico that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a material adverse effect on Buyer’s ability to perform this Agreement.
          (e) Available Funds. Buyer has or will have sufficient cash or cash equivalents available and Trico Common Shares reserved for issuance underlying the Phantom Stock Units to make the payments and issue the Phantom Stock Units required on the Closing Date.
          (f) Issuance of the Phantom Stock Units. The Phantom Stock Units are duly authorized and, if and when issued in accordance with the Phantom Stock Units Agreement, the Trico Common Shares underlying such Phantom Stock Units will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances imposed by Buyer other than restrictions on transfer specifically provided for in this Agreement, pursuant to securities laws or pursuant to the terms and conditions of the Phantom Stock Units.

          2.2. Representations and Warranties by Shareholder. Shareholder represents and warrants to Buyer that the statements contained in this Section 2.2 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.2):
          (a) Organization and Related Matters. Shareholder is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Shareholder has all necessary power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.
          (b) Authorization. The execution, delivery and performance of this Agreement by Shareholder and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action, corporate or otherwise, on the part of Shareholder. This Agreement constitutes the legal, valid and binding obligation of Shareholder, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally.
          (c) No Conflicts. The execution, delivery and performance of this Agreement by Shareholder will not conflict with or violate the provisions of, or constitute a breach or default, whether upon lapse of time and/or the occurrence of any act or event or otherwise, under (i) the articles of incorporation, bylaws or other organizational documents of Shareholder, (ii) any Law to which Shareholder is subject or (iii) any contract to which Shareholder is a party.
          (d) Ownership. Shareholder is the record and beneficial owner of 15,045,000 Company Shares. Shareholder does not own any other shares, rights to shares or other instruments convertible into shares of the Company. The Company Shares have been duly authorized and are validly issued, fully paid and non-assessable. Shareholder has good and valid title to the Company Shares free and clear of any Encumbrances. Delivery of the Company Shares to Buyer will pass good and valid title to Buyer, free and clear of any Encumbrances. Except as set forth in this Agreement, Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to voting the Company Shares.
          (e) Legal Proceedings. There is no Order or Action pending or, to the Knowledge of Shareholder, threatened against Shareholder that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have an adverse effect on Shareholder’s ability to perform this Agreement.
          (f) Purchase for Investment. Shareholder is acquiring the Phantom Stock Units solely for its own account, for investment purposes, and not with a view to resale or distribution of all or any part of the Phantom Stock Units or the Trico Common Shares obtainable upon exercise of the Phantom Stock Units (collectively, the “Trico Securities”). Shareholder understands that:
          (i) the Trico Securities are restricted under applicable United States federal and state securities Laws;

          (ii) the Trico Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Shareholder’s investment intent as expressed in this Agreement;
          (iii) the Trico Securities may not be offered or sold by it in the United States without registration under the Securities Act, or without exemption therefrom;
          (iv) hedging transactions involving the Trico Securities may not be conducted unless in compliance with the Securities Act;
          (v) pursuant to these Laws, Shareholder must bear the risk of holding the Trico Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available;
          (vi) the certificates or other documents representing the Trico Securities will contain applicable restrictive legends to reflect such restrictions; and
          (vii) if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Trico Securities, and requirements relating to Trico or Buyer which are outside of Shareholder’s control, and which neither Trico nor Buyer may be able to satisfy.
          (g) Investment Sophistication. Shareholder is an accredited investor within the meaning of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act. Shareholder has sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of the transactions contemplated by this Agreement. Shareholder has been given access to information regarding Trico, including the opportunity to ask questions of and receive answers from the officers of Trico and its Subsidiaries concerning the present activities of Trico and its Subsidiaries, and to obtain information which Shareholder deems necessary in order to evaluate the merits of the transactions contemplated by this Agreement.
          (h) No Reliance. Shareholder’s decision to undertake the transactions contemplated by this Agreement has been (i) made voluntarily and of its own accord based upon Shareholder’s (A) knowledge and experience in financial and business matters relating to the Company’s and Trico’s business, (B) consultations with its advisors and (C) investigation of the Company’s and Trico’s business and the assets, risks and prospects of the Company and Trico and (ii) made without relying on any statement (whether oral or written), or any representation or warranty of, the Company, Trico, the Subsidiaries of either the Company or Trico, or any Affiliate, officer or director of the Company, Trico or the Subsidiaries of either the Company or Trico, other than the representations and warranties expressly contained in this Agreement. Shareholder agrees and acknowledges that information and explanations related to the terms and conditions of this Agreement shall not be considered investment advice or a recommendation to enter into this Agreement. Shareholder acknowledges that Trico, the Company, or the Affiliates, employees and agents of either the Company or Trico are not acting as fiduciaries for or as advisors to Shareholder in respect of this Agreement. Shareholder has reviewed with its own tax and other advisors the legal and tax consequences of the sale of the Company Shares and the other transactions contemplated by this Agreement. Shareholder is relying on such advisors and not on representations of the Company, Trico or any of the agents of either the Company or Trico. Shareholder understands that it will be responsible for Shareholder’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.
          (i) No Material Adverse Change. To the Knowledge of Shareholder, no event has occurred or circumstances exist that is reasonably likely to give rise to any Material Adverse Change with respect to the Company or its Subsidiaries.
          (j) Non-U.S. Citizen; Location. Shareholder is not a “U.S. person” as defined in Regulation S promulgated by the U.S. Securities and Exchange Commission, meaning that Shareholder is not: (i) a natural person resident in the United States; (ii) a partnership or corporation organized or incorporated under the laws of the United States; (iii) an estate of which any executor or administrator is a U.S. person; (iv) a trust of which any trustee is a U.S. person; (v) an agency or branch of a foreign entity located in the United States; (vi) a non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person; (vii) a discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; or (viii) a partnership or corporation organized or incorporated under the laws of any foreign jurisdiction that was formed by a U.S. person principally for the purpose of investing in securities not registered under the Act, unless organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) of Regulation D promulgated by the SEC under the Securities Act) who are not natural persons, estates or trusts. Shareholder is not acquiring the Trico Securities for the account or benefit of any U.S. person. At the time of entering into this Agreement, Shareholder is outside the United States.
          (k) Disclosure. As of their respective dates, all reports, schedules, forms, statements and other documents required to be filed by the Company or its Subsidiaries under applicable securities or corporate Laws or applicable stock exchange regulations (“Reports”) complied in all material respects with the requirements of such Laws and regulations, and none of the Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
ARTICLE III.
ADDITIONAL COVENANTS AND AGREEMENTS
          3.1 Voting Agreement.
          (a) Voting; Related Actions. The Shareholder and Buyer agree that the Shareholder shall retain all shareholders rights attached to the Company Shares, including the voting rights, up until the Closing pursuant to this Agreement has occurred. From the date of this Agreement until the Company Shares are transferred to Buyer pursuant to this Agreement, Shareholder hereby agrees that it will (i) vote, or cause to be voted, all Company Shares over which Shareholder has the power to vote or direct the voting, in the manner that Buyer may direct, including, without limitation, in connection with the election of persons to the Company’s board of director, and (ii) take all other necessary or desirable actions within Shareholder’s control (including without limitation attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of consents in lieu of meetings), that Buyer may determine are necessary, proper or advisable in connection with Shareholder’s voting agreement set forth in this Section 3.1
          (b) Irrevocable Proxy. In order to secure the obligations of Shareholder to vote the Company Shares in accordance with the provisions of Section 3.1(a), Shareholder hereby appoints Buyer (or the person Buyer nominates) as its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of its Company Shares for the election and/or removal of directors and all such other matters provided for in Section 3.1(a). Buyer may exercise the irrevocable proxy granted to it hereunder in the manner permitted under this Agreement at any time Shareholder fails to comply with the provisions of this Agreement. The proxies and powers granted by Shareholder pursuant to this Section 3.1 are coupled with an interest and are given to secure the performance of Shareholder’s obligations to Buyer under this Agreement. Such proxies and powers shall be irrevocable until after the termination of the provisions of this Section 3.1 and shall survive the bankruptcy or dissolution of Shareholder. Shareholder shall not grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement. If requested by Buyer, Shareholder hereby irrevocably undertakes to issue separate document(s) from time to time, evidencing Buyer’s proxy hereunder towards the Company or third parties.
          3.2 No Transfer. Between the date of this Agreement and the earlier to occur of (a) the completion of the sale of Shareholder’s Company Shares under this Agreement and (b) the termination of this Agreement by its terms (the “Restricted Period”), Shareholder shall not (1) sell, transfer, assign, pledge, encumber or otherwise dispose of any of its Company Shares or any legal or equitable interest therein, except to the Buyer on the terms and conditions set forth in this Agreement and/or (2) purchase or otherwise acquire any shares in the Company, any rights to shares in the Company or instruments convertible into shares in the Company without the explicit written and prior consent of Buyer. Shareholder acknowledges that the transfer restriction set forth in Section 3.2(1) shall be registered on the Shareholder’s account with VPS Clearing ASA and undertakes to promptly take all steps required in order to effectuate such registrations. In the event of a breach of Section 3.2(2), Buyer has the right, at its sole discretion (but not an obligation), and without prejudice to the rights under Article IV, to acquire all the shares, rights to shares or instruments convertible into shares in the Company acquired by Shareholder at a price per share which equals the price per share implied by the Purchase Price hereunder, or the same price per share as the Shareholder has paid for such shares, rights or instruments, if such price is lower than that implied by the Purchase Price hereunder.
          3.3 Expenses. Each party hereto shall pay all of its own fees, costs and expenses (including, without limitation, those of advisors, financial advisors, brokers, lawyers or accountants) incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby.

          3.4 Publicity. Shareholder shall not issue any press release with respect to the transactions contemplated hereby, except as required by Law or otherwise with the prior written consent of Trico which consent shall not be unreasonably conditioned or denied.
          3.5 Liability for Taxes. Shareholder shall bear and pay any Taxes payable arising out of or otherwise in connection with the transactions contemplated by this Agreement with respect to the disposition of its Company Shares and the receipt of the Purchase Price pursuant to this Agreement, including any Taxes arising in connection with the Equity Consideration or exercising any of the Phantom Stock Units.
          3.6 Legend. Until such time as the Phantom Stock Units have been converted into Trico Common Shares and such Trico Common Shares have been registered pursuant to the Securities Act, each certificate representing the Trico Securities shall be endorsed with a legend referencing such restrictions of such rules and regulations of the Securities and Exchange Commission and such contractual restrictions as Trico deems appropriate in substantially the following form:
NEITHER THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES OBTAINABLE UPON EXERCISE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED, OR EXERCISED BY OR ON BEHALF OF ANY U.S. PERSON, UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE UNDER REGULATION S PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE ACT OR PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.
Each certificate representing the Trico Securities shall also bear any legend required by any applicable state or foreign securities laws. Trico shall not register any transfer of the Trico Securities unless the conditions specified in the foregoing legends are satisfied.
          3.7 Dividends. If, during the Restricted Period, the Company resolves to or actually makes any payments of dividends or other distributions to Shareholder in Shareholder’s capacity as owner of the Company Shares, the amount, if in cash, or the fair market value of the distributions if by other means than cash, shall be deducted from the Cash Consideration of Purchase Price on a NOK for NOK basis. If any cash dividends or distributions are made in currency other than NOK, the amount shall be converted to NOK based on the official exchange rate of such payments being made or resolved as quoted by the Federal Reserve Bank of New York at the day the dividend payment or distribution is made or resolved. The Shareholder shall promptly inform Buyer in writing of any such resolutions by the Company or receipt of dividends or distributions.
ARTICLE IV.
INDEMNITY
          4.1. Survival. The representations, warranties, covenants and agreements of the parties set forth herein shall survive until the twelve month anniversary of the Closing Date (and if a claim or notice is given pursuant to Section 4.2 or 4.3 with respect to any representation, warranty, covenant or agreement prior to the applicable expiration date, such representation or warranty shall continue indefinitely until such claim is finally resolved); provided that (i) the representations and warranties in Sections 2.2(d) shall survive indefinitely and (ii) the covenants in Article III shall survive until the longer of (A) when the covenant is fully performed or (B) thirty (30) days after the expiration of any applicable statute of limitations.
          4.2. Indemnity by Shareholder.
          (a) Indemnification Obligation. From and after the day of signing of this Agreement, Shareholder agrees, by its approval of this Agreement, to indemnify and hold harmless Trico and its Subsidiaries (including Buyer and the Company) and their respective directors, officers, employees and Affiliates (“Buyer Indemnified Parties”) from and against, and to pay and reimburse all such Persons for, any and all Losses that may be sustained, suffered or incurred by any Buyer Indemnified Party, whether or not resulting from a third party claim, arising out of or relating to (i) any inaccuracy in or breach of any of the representations and warranties made by Shareholder in this Agreement or (ii) any breach or nonperformance of any of the covenants or agreements made by Shareholder in or pursuant to this Agreement.
          (b) Limitation. Shareholder shall have no obligation to indemnify any Buyer Indemnified Party for claims under Section 4.2(a) in excess of the Purchase Price received by Shareholder pursuant to this Agreement.
          (c) Calculation of Losses. For purposes of calculating Losses, but not for purposes of determining whether or not a breach of any representation or warranty has occurred, any limitation as to materiality, material adverse effect or Material Adverse Change contained in the representations and warranties will be ignored.

          4.3. Indemnity by Buyer.
          (a) Indemnification Obligation. From and after the day of signing of this Agreement, Buyer agrees to indemnify and hold harmless Shareholder from and against, and to pay and reimburse Shareholder for, any and all Losses that may be sustained, suffered or incurred by Shareholder, whether or not resulting from a third party claim, arising out of or relating to (i) any inaccuracy in or breach of any of the representations or warranties made by Buyer in or pursuant to this Agreement and (ii) any breach or nonperformance of any of the covenants or agreements made by Buyer in or pursuant to this Agreement.
          (b) Limitation. Buyer shall have no obligation to indemnify Shareholder for claims under Section 4.3(a) in excess of the Purchase Price.
          4.4. Indemnity Claim Procedure.
          (a) Notices. If any party shall seek indemnification with respect to any Loss or potential Loss for which such party seeking indemnification (the “Indemnified Party”) is entitled to indemnification under this Article IV, then the Indemnified Party shall promptly notify the other party (the “Indemnifying Party”) in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party (except to the extent notice is not received prior to the expiration of the expiration period contained in Section 4.1) shall relieve Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) Indemnifying Party is prejudiced thereby.
          (b) Defense. The Indemnifying Party will have the right to defend against any claim and select the counsel and control the defense, settlement and prosecution of any litigation; provided that (i) in the case of a claim by a third party against the Company or other Indemnified Party, then such counsel shall be reasonably satisfactory to the Indemnified Party and (ii) such claim shall not be compromised or settled without the consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed if the entire Loss will be paid by the Indemnifying Party. If the defending party fails to defend such claim within twenty (20) Business Days after notice of such claim (or such shorter period as is permitted for responses to any litigation or other proceeding), the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such claim shall not be compromised or settled without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
          (c) Cooperation. The Indemnified Party shall cooperate with the Indemnifying Party in the investigation, trial and defense of any third party lawsuit or action that may be subject to this Section 4.4 and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action or any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.
          4.5. Adjustment to Purchase Price. Any payment pursuant to this Article IV shall be treated for Tax purposes as an adjustment to the Purchase Price paid by Buyer.

ARTICLE V.
MISCELLANEOUS
          5.1. Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered personally or sent by facsimile or email (provided a confirmation copy is later sent by other method) or three (3) Business Days after being mailed by registered or certified mail, return receipt requested, postage prepaid, to the party to whom it is directed or one (1) Business Day after being sent via an internationally recognized courier service for next Business Day delivery, to the party to whom it is directed:
          If to Trico or Buyer, to:

3200 Southwest Freeway, Suite 2950 Houston, Texas 77027
Attention:	Rishi A. Varma
Telephone:	(832) 922-6812
Facsimile:	(713) 780-0062
E-Mail:	rvarma@tricomarine.com
          With a copy to:

Bartlit Beck Herman Palenchar & Scott LLP 1899 Wynkoop Street, Suite 800 Denver, Colorado 80202
Attention:	James L. Palenchar
Telephone:	303-592-3111
Facsimile:	303-592-3140
E-Mail:	james.palenchar@bartlit-beck.com
          and:

Bugge, Arentz-Hansen & Rasmussen P.O. Box 1524 Vika N-0117 Oslo, Norway
Attention:	Bjørn Gabriel Reed
Telephone:	+47 22 83 02 70
Facsimile:	+47 22 83 07 95
E-Mail:	bgr@bahr.no
          If to Shareholder to:

West Supply IV AS
[Address]
Telephone:
Facsimile:
E-Mail:

          With a copy to:

Attention:
Telephone:
Facsimile:
E-Mail:
or for any party, at such other address as such party shall have specified in writing to each of the other parties in accordance with this Section 5.1.
          5.2. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument.
          5.3. Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to limit or affect any of the provisions hereof.
          5.4. Amendments. Any provision of this Agreement may be waived or amended if, and only if, such amendment or waiver is in writing and signed by Buyer and Shareholder.
          5.5. Entire Agreement; No Assignment. This Agreement (including the Exhibits or Schedules) (a) constitutes the entire agreement and understandings of the parties hereto and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, (b) are not intended to confer upon any other Person any rights or remedies hereunder, and (c) shall not be assigned, by operation of Law or otherwise.
          5.6. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of Norway (without regard to the choice of law provisions thereof).

          5.7. Dispute Resolution. The parties shall attempt to resolve disputes that arise out of or in relation to this Agreement amicably. If the parties in dispute fail to resolve the dispute, the dispute shall be referred to arbitration pursuant to the Norwegian Arbitration Act (2004).  Each party shall appoint one arbitrator and the two arbitrators shall appoint the third arbitrator who shall be the chairman of the arbitration tribunal. The chairman shall be a Norwegian legal professional. If one party fails to appoint an arbitrator within one month from being requested to do so or if the two arbitrators cannot agree on who shall be appointed chairman within one month from the last appointment, the Chief Justice of Oslo District Court shall appoint such arbitrator. The venue of the arbitral proceedings shall be in Oslo and the language shall be English. The arbitration is deemed to be commenced when request for arbitration is sent from the party requesting arbitration. The parties agree to conclude a separate agreement on confidentiality of both the arbitral proceedings and the award immediately after arbitration has been requested. In the event of any dispute arising out of or related to this Agreement, the prevailing party shall be entitled to recover from the losing party all of its costs and expenses incurred in connection with such dispute, including costs of the arbitration and reasonable attorneys’ fees.
          5.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
          5.9. Specific Performance. Each of the parties hereto acknowledges and agrees that Buyer and Shareholder would be irreparably damaged if each covenant in this Agreement is not performed in accordance with its specific terms and that any breach of such provision of this Agreement by any party to this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which either Buyer or Shareholder may be entitled under this Agreement, Buyer and Shareholder shall be entitled to enforce such provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of such provision of this Agreement, without posting any bond or other undertaking.
ARTICLE VI.
DEFINITIONS
          6.1. General. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article VI have the meanings assigned to them in this Article VI and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under GAAP, (iii) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) references to “the date of this Agreement,” “the date hereof,” or words of like import mean the date of execution of this Agreement, (vi) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (vii) the enumeration of one or more items following the term “including” shall not be interpreted as excluding any items not so enumerated, and the terms “include,” “includes,” and “including” shall be deemed to be followed by “without limitation.”
          6.2. Definitions. As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply.
          “Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in Law or in equity, or before any arbitrator or Governmental Authority.
          “Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such other person and, in the case of an individual, includes the individual’s immediate family, and the trustees of a trust the beneficiaries of which include any one or more of the foregoing.
          “Agreement” has the meaning set forth in the Preamble.
          “Business Day” means any day other than a day on which banks are required to or authorized to close in Norway.
          “Buyer” has the meaning set forth in the Preamble.
          “Buyer Indemnified Parties” has the meaning set forth in Section 4.2(a).
          “Cash Consideration” has the meaning set forth in Section 1.1(b).
          “Closing” has the meaning set forth in Section 1.5.
          “Closing Date” has the meaning set forth in Section 1.5.
          “Company” has the meaning set forth in the Recitals.
          “Difference” has the meaning set forth in Section 1.5(a).
          “Encumbrances” means any charge, claim, community or other marital property interest, right of way, easement, encroachment, servitude, right of first option, right of first refusal, restriction on use, mortgage, pledge, lien, encumbrance, receipt of income, charge, restriction on transfer, other security or equity interest, or defect in title.
          “Equity Consideration” has the meaning set forth in Section 1.1(b).
          “Fully Diluted Common Stock” means all of the issued and outstanding shares of the Company’s share capital on a fully diluted basis, assuming the issuance and successful registration of the Initial Shares, and the exercise or conversion of all securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings that are convertible into or exchangeable for shares of the Company.
          “Governmental Authority” means any agency, authority, board, bureau, commission, court, tribunal, department, office or instrumentality of any nature whatsoever or any governmental unit, whether national, federal, state, county, district, city, other political subdivision, or taxing district, foreign or otherwise, and whether now or hereafter in existence, or any officer or official thereof acting in an official capacity.
          “Indemnified Party” has the meaning set forth in Section 4.4(a).
          “Indemnifying Party” has the meaning set forth in Section 4.4(a).
          “Initial Shares” means 20,000,000 shares of the Company’s common stock to be issued by the Company to Buyer pursuant to a resolution of the Company’s board of directors for a purchase price of NOK 32 per share.
          “Knowledge” means, with respect to an entity, the actual knowledge of the key executive officers or partners of that entity after reasonable inquiry, and with respect to an individual, the actual knowledge of that individual after reasonable inquiry. For the avoidance of doubt, references to Buyer’s Knowledge means the knowledge of Rishi A. Varma, a director of Buyer, and references to Shareholder’s Knowledge means the knowledge of                     .
          “Law” means any statute, code, ordinance or regulation of any applicable Governmental Authority.
          “Loss” means any action, cost, damage, disbursement, liability, loss, deficiency, obligation, penalty, settlement or expense, including, but not limited to, interest or other carrying costs, penalties, reasonable legal, accounting and other professional fees and expenses incurred in the collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.
          “Mandatory Offer” means Buyer’s mandatory offer to purchase all of the issued and outstanding shares of the Company for NOK 32 in cash.
          “Material Adverse Change” means any event having occurred or circumstances existing that could be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, shareholders’ equity, properties, business or prospects of the Company and its subsidiaries taken as a whole, or a material adverse effect on the performance by Shareholder of its obligations under this Agreement.
          “Order” means any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Authority.
          “Person” means an association, a corporation, a limited liability company, an individual, a partnership, a trust or any other entity or organization, including a Governmental Authority.

          “Phantom Stock Units” means phantom stock units issued by Trico exercisable for Trico Common Shares, subject to the terms and conditions of the Phantom Stock Units Agreement.
          “Phantom Stock Units Agreement” means that certain phantom stock units agreement between Trico and Shareholder in the form of Exhibit A to this Agreement.
          “Purchase Price” has the meaning set forth in Section 1.1(b).
          “Registration Rights Agreement” means that certain registration rights agreement between Trico and Shareholder in the form of Exhibit B to this Agreement.
          “Restricted Period” has the meaning set forth in Section 3.2.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Subsidiary” means, with respect to any person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which such person or any other subsidiary of such person beneficially owns a majority of the voting or equity securities or has the voting power to elect a majority of the board of directors or other persons performing similar functions.
          “Superior Per Share Price” has the meaning set forth in Section 1.5(a).
          “Tax” or “Taxes” means taxes of any kind, levies or other like assessments, imposts, charges or fees, including, without limitation, income taxes, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, stamp, license, payroll, transaction, capital, net worth, franchise, escheat liability or other similar property rights asserted by any Governmental Authority, estimated taxes, withholding, employment, social security, workers compensation, utility, severance production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax.
          “Trico” has the meaning set forth in the Preamble.
          “Trico Common Shares” means shares of Trico’s common stock, par value $0.01 per share.
          “Trico Securities” has the meaning set forth in Section 2.2(f) of this Agreement.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written:

TRICO:

TRICO MARINE SERVICES, INC.

/s/ Rishi A. Varma
By:	Rishi A. Varma
Its:	Chief Administrative Officer,
Vice President and General Counsel

BUYER:

TRICO SHIPPING AS

/s/ Rishi A. Varma
By:	Rishi A. Varma
Its:	Attorney-in-Fact

SHAREHOLDER:

WEST SUPPLY IV AS:

/s/ Johan Rokstad
By:	Johan Rokstad
Its: